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                                                                      EXHIBIT 12

                                 IMC Global Inc.
                Computation of Ratio of Earnings to Fixed Charges


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                                          SIX MONTHS ENDED                     YEARS ENDED DECEMBER 31
                                           JUNE 30, 2001     2000          1999           1998         1997           1996
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
Fixed charges:
Interest charges                            $    65.6      $  112.6      $  111.4      $  104.7     $   40.2         $ 43.6
Rent expense                                      2.5           5.0           6.4           7.5          6.0            5.8
                                           ----------     ---------    ----------    ----------    ---------      ---------
Total fixed charges                         $    68.1      $  117.6      $  117.8      $  112.2     $   46.2       $   49.4

Earnings:
Earnings (loss) from continuing
  operations before minority interest     $       7.8      $  118.7      $ (390.9)     $  254.1      $ 224.6        $ 388.7
Interest charges                                 65.6         112.6         111.4         104.7         40.2           43.6
Rent expense                                      2.5           5.0           6.4           7.5          6.0            5.8
                                          -----------     ---------    -----------   -----------   ---------      ---------
Total earnings                              $    75.9      $  236.3      $ (273.1)     $  366.3      $ 270.8        $ 438.1

Ratio of earnings to fixed charges(a)            1.11          2.01            -           3.26         5.86           8.87
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(a) The Company's earnings were insufficient to cover fixed charges by $390.9 million for the year ended December 31, 1999.


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